                                                                 EXHIBIT 5.1


                                Opinion of
           HUTCHINS, WHEELER & DITTMAR, A Professional Corporation


December 7, 1999

GO2NET, Inc.
999 Third Avenue, Suite 4700
Seattle, Washington 98104

RE: REGISTRATION STATEMENT ON FORM S-3

Ladies and Gentlemen:

         We have examined the Registration Statement on Form S-3 to be filed by you with the Securities and Exchange Commission on or about the date hereof (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of up to 334,161 shares of your Common Stock, par value $.01 per share (the "Shares"). All of the Shares are issued and outstanding and may be offered for sale for the benefit of the selling shareholders named in the Registration Statement. We understand that the Shares are to be sold from time to time at prevailing prices or as otherwise described in the Registration Statement. As your legal counsel, we have also examined the proceedings taken by you in connection with the issuance of the Shares.

         Based on the foregoing, it is our opinion that the Shares are validly issued, fully paid and non-assessable.

         We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including the Prospectus constituting a part thereof, and any amendments thereto.

         We understand that this opinion is to be used only in connection with the offer and sale of the Shares while the Registration Statement is in effect.

                                              Very truly yours,

                                              /s/ Hutchins, Wheeler & Dittmar

                                              HUTCHINS, WHEELER & DITTMAR,
                                              A Professional Corporation